EXHIBIT 99.1







For Immediate Release

Contact:        Joseph J. Bouffard, President and CEO
                (410) 256-5000


       BCSB BANKCORP, INC. ANNOUNCES RECEIPT OF SHAREHOLDER AND DEPOSITOR
                       APPROVAL FOR SECOND STEP CONVERSION

OCTOBER 12, 2007, BALTIMORE, MD - BCSB Bankcorp, Inc. (Nasdaq: BCSB) announced today that shareholders of BCSB Bankcorp and depositors of Baltimore County Savings Bank, F.S.B. approved the conversion of Baltimore County Savings Bank from the mutual holding company form of organization to the stock form of organization.

Completion of the conversion is subject to, among other things, the completion of the offering and sale of between 3,004,750 and 4,065,250 shares of BCSB Bancorp, Inc. common stock (subject to a 15% increase to up to 4,675,038 shares) at a purchase price of $10.00 per share and the receipt of final regulatory approvals.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bankcorp, Inc. BCSB provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998. For more information, visit www.baltcosavings.com.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which BCSB Bancorp and Baltimore County Savings Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus and prospectus supplement forming part of the registration statement (and, in the case of the subscription and community offering, an accompanying stock order form).

The shares of common stock of BCSB Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.